5E ADVANCED SYSTEMS, INC.

19500 STATE HIGHWAY 249, SUITE 125

HOUSTON, TEXAS 77070

March 10, 2022

VIA EDGAR

Liz Packebusch

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	5E Advanced Materials, Inc.

Registration Statement on Form 10-12(b), as amended

File No. 001-41279

Dear Ms. Packebusch:

Pursuant to Rule 12d1-2 under the Securities Exchange Act of 1934, as amended, 5E Advanced Materials, Inc. (the “Company”) hereby requests that the effectiveness of the above-mentioned Registration Statement be accelerated such that it be declared effective as of 9:00 a.m., Eastern Time, on March 14, 2022, or as soon thereafter as practicable. Once the Registration Statement has been declared effective, please verbally confirm that event with our counsel, Baker & McKenzie LLP, by calling Christopher Lapp at (312) 772-7036.

Very truly yours,

5E ADVANCED MATERIALS, INC.

By:	/s/ Paul Weibel
Paul Weibel
Chief Financial Officer

cc:    Christopher Lapp

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